INFINITY PROPERTY AND CASUALTY CORPORATION NAMES NEW DIRECTOR

Birmingham, Alabama – July 5, 2016 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) announces the appointment of Richard J. Bielen to its Board of Directors.
Mr. Bielen was named the President and Chief Operating Officer of Birmingham-based life insurance and investment products company Protective Life Corporation this past January. He has held various investment, treasury and financial positions over his 25 years with Protective. Mr. Bielen also serves on the boards of United Way of Central Alabama, Alabama Trust Fund and Children’s of Alabama.
“The depth and breadth of Rich’s years of experience and leadership in the insurance industry will be of immeasurable value to our board and we will benefit greatly from his service on our audit, investment and executive committees,” commented Jim Gober, Chairman, President and CEO of Infinity.
Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 11,200 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.

Source:     Infinity Property & Casualty Corporation
2201 4th Avenue North
Birmingham, AL 35203

Contact:    Kelly Langele
Kelly.Langele@ipacc.com
Investor Relations
(205) 803-8219